Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
MAXIM INTEGRATED PRODUCTS, INC.

Mark Casper hereby certifies that:

1.     He is the Secretary and Vice President, Legal of Maxim Integrated Products, Inc. (the “Corporation”), a Delaware corporation. The original Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 21, 1995 and amendments thereto were filed on November 28, 1995, December 3, 1997, November 19, 1999, and December 4, 2000.

2.    At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, as amended, declaring that amendment to be advisable and directing that the amendment proposed be considered at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED that Article EIGHTH of the Restated Certificate of Incorporation, as amended, of this Corporation is hereby amended to read in full as follows:

“No holder of shares of the Corporation’s stock of any class or series of this Corporation shall be entitled to cumulate votes for the election of directors of this Corporation.”

3.     Thereafter, the annual meeting of stockholders of the Corporation was called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware. At that annual meeting, a vote of the stockholders entitled to vote thereon was taken for and against the proposed amendment. A majority of the outstanding Common Stock, being the only class of stock outstanding, entitled to vote thereon was voted in favor of the proposed amendment.

4.     This Certificate of Amendment of Restated Certificate of Incorporation has been duly adopted, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Restated Certificate of Incorporation this 16th day of November, 2015.

MAXIM INTEGRATED PRODUCTS, INC.

By:	/s/ Mark Casper
Mark Casper, Secretary and Vice President, Legal